Exhibit 99.1

Ingles Markets, Incorporated Reports 49th Year of Record Sales, Plus Growth in Sales and Net Income for Fourth Quarter

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 9, 2013--Ingles Markets, Incorporated (NASDAQ:IMKTA) today reported record sales of $3.74 billion for fiscal 2013, its 49th consecutive year of sales growth. Net income for the fourth quarter totaled $15.6 million, 17.2% higher than net income of $13.3 million for the fourth quarter of fiscal 2012. For the full fiscal years, net income was $20.8 million in 2013 compared with $43.4 million in 2012. Fiscal 2013 included a $43.1 million pretax charge ($26.2 million, net of tax) for debt extinguishment costs incurred during the third quarter of fiscal 2013. These costs were incurred as part of a refinancing of the Company’s major credit arrangements on more favorable terms.

The full year and fourth quarter of fiscal 2013 contained 52 weeks and 13 weeks, respectively, compared with 53 weeks and 14 weeks for the full year and fourth quarter of fiscal 2012. Adjusting for the difference in weeks, total sales, less gasoline, increased 1.8% in the fourth quarter of fiscal 2013 and 2.1% for the fiscal 2013 compared with the comparable periods in fiscal 2012.

Commenting on the results, Robert P. Ingle II, Chief Executive Officer, said, “We have increased sales every year since the Company’s founding and completed a refinancing this year that positions the Company for future sales and profitability growth. That wouldn’t be possible without listening to what our customers want and by having dedicated associates fulfilling those needs.”

Fourth Quarter Results

Net sales totaled $948.9 million for the quarter ended September 28, 2013, compared with $993.9 million for the comparable quarter in fiscal 2012. Comparing the 13 weeks of the fourth fiscal quarter of 2013 with the corresponding 13 calendar weeks of the previous year quarter, grocery segment comparable store sales, excluding gasoline, increased 1.3%. The growth in grocery segment sales benefited from increases in average weekly customer visits and in the average purchase amount compared with the fourth quarter of fiscal 2012. Adjusting for the difference in weeks, gallons of gasoline sold increased while the average price per gallon dropped slightly.

Gross profit for the fourth quarter of fiscal 2013 totaled $210.3 million, compared with $219.4 million for the fourth quarter of fiscal 2012. Gross profit as a percentage of sales was 22.2% and 22.1% for the 2013 and 2012 fourth quarters, respectively. Grocery segment gross margins, excluding gasoline, were 26.3% for the current-year quarter and 26.0% for the fourth quarter of fiscal 2012.

Operating and administrative expenses for the September 2013 quarter totaled $178.9 million. Operating and administrative expenses as a percentage of sales were 18.9% for the fourth quarter of fiscal 2013, compared with 18.6% for the fourth quarter of fiscal 2012. The largest line item increases were personnel costs and depreciation related to improvements in the Company’s store base and to the opening of the new 839,000-square-foot distribution center in June 2012. Ingles operated 203 stores and approximately 11.0 million square feet of store space at the end of fiscal 2013 and at the end of fiscal 2012. During fiscal 2013, the Company opened one new store and closed one store. The Company’s other store improvement capital projects this year did not result in increased square footage, but improved merchandising, convenience and the range of products offered to our customers.

Interest expense totaled $11.9 million for the fourth quarter of fiscal 2013, compared with $15.2 million for the fourth quarter of fiscal 2012. Total debt was $912.5 million at the end of fiscal 2013 compared with $835.2 million at the end of fiscal 2012. Interest expense decreased as a result of a significantly lower interest rate on new Senior Notes issued in June 2013.

The Company’s effective tax rate was 23.8% for the fourth quarter of fiscal 2013, compared with 35.5% for the fourth quarter of fiscal 2012. The fourth quarter 2013 rate decrease is primarily due to a decrease in certain state tax rates and to the greater influence of tax credits on pretax income compared with the prior fiscal year.

Net income for the September 2013 quarter rose to $15.6 million, compared with net income of $13.3 million for the September 2012 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $0.71 and $0.68 per share, respectively, for the September 2013 quarter, compared with $0.58 and $0.55 per share, respectively, for the September 2012 quarter.

Annual Results

Net sales were a record $3.74 billion for the fiscal year ended September 2013, an increase of $20.2 million, or 0.5%, from $3.72 billion for the fiscal year ended September 2012. Fiscal year 2013 was Ingles’ 49th consecutive year of record sales. Comparing the 52 calendar weeks of fiscal 2013 with the corresponding 52 calendar weeks of the previous year, grocery segment comparable store sales increased 1.8%, excluding gasoline sales where the retail per gallon price was approximately 1.6% lower. The number of customer transactions increased 1.7% and the average transaction size was essentially unchanged, excluding gasoline sales.

Gross profit for the fiscal year ended September 28, 2013, increased $7.0 million, or 0.9%, to $827.8 million, or 22.1% of sales, compared with $820.8 million, also 22.1% of sales, for the fiscal year ended September 29, 2012.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume despite the extra week in fiscal 2012. Grocery segment gross profit as a percentage of total sales, excluding gasoline, was 26.1% and 25.9% for fiscal 2013 and 2012, respectively. The beneficial impact of a favorable change in sales mix and modest inflation was generally offset by competitive effects. The Company has responded to the current competitive environment by keeping prices as low as possible in order to grow sales and market share.

Operating expenses increased $8.9 million in fiscal 2013, compared with fiscal 2012, and were 18.9% of sales for fiscal 2013, compared with 18.8% of sales for fiscal 2012. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.1% of sales for fiscal 2013, compared with 21.9% for fiscal 2012. As noted in the fourth quarter comments, payroll represented the largest cost increase.

Gains/losses on asset disposals and other income totaled $7.2 million for fiscal 2013, compared with $4.2 million for fiscal 2012. The increase is attributable to a $3.9 million gain on the sale of a former store property in fiscal 2013.

Interest expense totaled $59.1 million for the year ended September 28, 2013, compared with $60.0 million for the year ended September 29, 2012. Interest expense decreased due to the refinancing of existing debt at lower rates. Interest on the $99.7 million of bonds issued in December 2010 was capitalized as part of the construction cost of the Company’s new distribution and warehouse facility, until the facility opened during the third quarter of fiscal 2012.

In June 2013, the Company issued $700 million of Senior Notes due 2023 at a rate of 5.75%. Proceeds were used to repay $575 million of Senior Notes due 2017 that had an effective rate of 9.5%, repay certain other debt, and pay the costs of the transaction, including prepayment penalties on the 9.5% notes. These prepayment penalties and the write off of other costs on repaid debt totaled $43.1 million and were charged to earnings during the June 2013 quarter. The decreased interest rate on the new Senior Notes is expected to provide the Company substantial interest savings in future years.

Income tax expense as a percentage of pre-tax income was 20.8% for fiscal 2013 compared with 35.5% for fiscal 2012. The previously mentioned debt extinguishment costs resulted in 2013 tax credits offsetting a greater portion of fiscal 2013 income, resulting in a lower fiscal 2013 effective tax rate.

Net income for fiscal 2013 totaled $20.8 million, compared with net income of $43.4 million for fiscal 2012. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.89 and $0.87 per share, respectively, for the year ended September 28, 2013, compared with $1.87 and $1.79 per share, respectively, for the year ended September 29, 2012.

Capital expenditures totaled $101.5 million and $180.6 million for fiscal 2013 and 2012, respectively. The largest capital expenditure in fiscal 2012 was for the completion of the new distribution facility, including expenditures for related vehicles and equipment.

The Company has a line of credit facility totaling $175.0 million with nothing outstanding at September 28, 2013. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 28, 2013.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2013 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2013 (13 weeks)	2012 (14 weeks)	2013 (52 weeks)	2012 (53 weeks)

Net sales	$948,853	$993,896	$3,738,540	$3,718,315
Gross profit	210,306	219,351	827,810	820,780
Operating and administrative expenses	178,862	184,426	706,498	697,603
Gain/(loss) from sale or disposal of assets	24	(10)	4,262	670
Income from operations	31,468	34,915	125,574	123,847
Other income, net	818	831	2,900	3,527
Interest expense	11,861	15,176	59,142	60,027
Loss on early extinguishment of debt	—	—	43,089	—
Income taxes	4,863	7,294	5,447	23,903
Net income	$15,562	$13,276	$20,796	$43,444

Basic earnings per common share – Class A	$0.71	$0.58	$0.89	$1.87
Basic earnings per common share – Class B	$0.65	$0.52	$0.85	$1.70
Diluted earnings per common share – Class A	$0.68	$0.55	$0.87	$1.79
Diluted earnings per common share – Class B	$0.65	$0.52	$0.85	$1.70

Additional selected information:
Depreciation and amortization expense	$23,806	$23,656	$94,889	$90,531
Rent expense	$3,475	$3,586	$14,403	$14,237

Condensed Consolidated Balance Sheets

	Sept. 28,		Sept. 29,
	2013		2012
ASSETS
Cash and cash equivalents	$16,844		$4,683
Receivables-net	59,930		61,519
Inventories	329,691		329,615
Other current assets	28,075		30,387
Property and equipment-net	1,212,132		1,197,138
Other assets	22,656		18,767
TOTAL ASSETS	$1,669,328		$1,642,109
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$18,957		$49,928
Accounts payable, accrued expenses and
current portion of other long-term liabilities	232,317		256,224
Deferred income taxes	86,082		84,120
Long-term debt	893,514		785,240
Other long-term liabilities	27,819		9,183
Total Liabilities	1,258,689		1,184,695
Stockholders' equity	410,639		457,414
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,669,328		$1,642,109

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer